                         AGREEMENT AND PLAN OF EXCHANGE



                                     between

                           SEAL HOLDINGS CORPORATION,
                             a Delaware corporation

                                       and

                                    OH, INC.,
                              a Florida corporation





                            Dated: December 21, 1998

                                TABLE OF CONTENTS


ARTICLE 1
         EXCHANGE..............................................................1
         1.1      Exchange Result..............................................1
         1.2      Capital Amendment............................................2
         1.3      Resignation of Officers and Directors........................2

ARTICLE 2
         CLOSING...............................................................2
         2.1      Closing......................................................2
         2.2      Deliveries...................................................2

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF SEAL................................4
         3.1      Organization of Seal and Seal Subsidiaries...................4
         3.2      Capital Stock of Seal........................................4
         3.3      Authorization................................................4
         3.4      No Conflict or Violation.....................................5
         3.5      Consents and Approvals.......................................5
         3.6      Litigation...................................................5
         3.7      Title to Assets..............................................5
         3.8      Contracts, Obligations and Commitments.......................6
         3.9      Employee Benefit Plans; ERISA................................6
         3.10     No Brokers...................................................9
         3.11     Financial Statements; SEC Reports............................9
         3.12     Absence of Undisclosed Liabilities...........................9
         3.13     Recent Events...............................................10
         3.14     Tax Matters.................................................10
         3.15     No Violation of Law.........................................11
         3.16     Environmental Matters.......................................11
         3.17     No Stockholder Approval.....................................13
         3.18     Books of Account............................................13

ARTICLE 4.....................................................................13
         4.1      Organization of Oakridge and Subsidiaries...................13
         4.2      Oakridge Shares.............................................13
         4.3      Authorization...............................................14
         4.4      No Conflict or Violation....................................14
         4.5      Consents and Approvals......................................14
         4.6      Litigation..................................................14
         4.7      Title to Assets.............................................14
         4.8      Contracts, Obligations and Commitments......................15
         4.9      Employee Benefit Plans; ERISA...............................15

         4.10     No Brokers..................................................17
         4.11     Financial Statements........................................17
         4.12     Absence of Undisclosed Liabilities..........................18
         4.13     Recent Events...............................................18
         4.14     Tax Matters.................................................18
         4.15     No Violation of Law.........................................19
         4.16     Environmental Matters.......................................19
         4.17     Books of Account............................................20

ARTICLE 5
         ACTIONS BY SEAL AND OAKRIDGE PRIOR TO THE CLOSING....................20
         5.1      Maintenance of Business.....................................20
         5.2      Certain Prohibited Transactions.............................21
         5.3      Investigation by Parties....................................21
         5.4      Consents and Best Efforts...................................22
         5.5      Notification of Certain Matters.............................22
         5.6      Exclusivity.................................................22
         5.7      Lock-Up Letters; Right of Refusal...........................22
         5.8      NASDAQ Matters.  ...........................................25
         5.9      Series A Preferred Stock.  .................................25
         5.10     Fairness Opinion.  .........................................25
         5.11     Services Agreements.  ......................................25

ARTICLE 6
         CONDITIONS TO OAKRIDGE'S OBLIGATIONS.................................25
         6.1      Representations, Warranties and Covenants...................25
         6.2      Consents....................................................26
         6.3      No Governmental Proceeding or Litigation....................26
         6.4      Performance.................................................26
         6.5      Lock-Up Letters.............................................26
         6.6      Sale of Class B Common Stock.  .............................26
         6.7      Services Agreements.........................................26
         6.8      Seal Resignations.  ........................................26
         6.9      Fairness Opinion.  .........................................26
         6.10     Capital Amendment; Voting...................................26

ARTICLE 7
         CONDITIONS TO SEAL'S OBLIGATIONS.....................................27
         7.1      Representations, Warranties and Covenants...................27
         7.2      No Governmental Proceeding or Litigation....................27
         7.3      Performance.................................................27
         7.4      Fairness Opinion............................................27
         7.5      Services Agreements.........................................27
         7.6      Oakridge Capitalization.....................................27

ARTICLE 8
         ACTIONS BY SEAL AND OAKRIDGE
         AS OF AND AFTER THE CLOSING..........................................27
         8.1      Books and Records...........................................27
         8.2      Further Assurances..........................................28

ARTICLE 9
         TERMINATION..........................................................28
         9.1      Termination.................................................28
         9.2      Effect of Termination.......................................29
         9.3      Waiver......................................................29
         9.4      Limited Termination Fee.....................................29

ARTICLE 10
         MISCELLANEOUS........................................................29
         10.1     Survival of Representations.................................29
         10.2     Assignment..................................................29
         10.3     Notices.....................................................30
         10.4     Expenses....................................................31
         10.5     Choice of Law...............................................31
         10.6     Publicity and Filings.......................................31
         10.7     Confidential Information....................................31
         10.8     Entire Agreement; Amendments and Waivers....................32
         10.9     Invalidity..................................................32
         10.10    Counterparts................................................32

                                    EXHIBITS

         Exhibit "A"       Securities and Exchange Agreement
         Exhibit "B"       Form of Resignation
         Exhibit "C"       Certificate for Seal
         Exhibit "D"       Seal Opinion of Counsel
         Exhibit "E"       Certificate for Oakridge
         Exhibit "F"       Oakridge Opinion of Counsel
         Exhibit "G"       Series A Convertible Preferred Stock
                               Statement of Designation
         Exhibit "H-1"     Ferguson Employment Agreement
         Exhibit "H-2"     Goodner Employment Agreement
         Exhibit "H-3"     Stanford Consulting Agreement

                                 SCHEDULES

         Schedule 3.1      Seal Subsidiaries
         Schedule 3.2      Subsidiary Capitalization
         Schedule 3.5      Seal Consents and Filings
         Schedule 3.6      Pending Actions
         Schedule 3.7      Title to Assets
         Schedule 3.8      Seal Contracts
         Schedule 3.9      Seal Employee Benefit Plans; ERISA
         Schedule 3.12     Undisclosed Liabilities
         Schedule 3.13     Recent Events
         Schedule 3.15     Seal--No Violation of Law
         Schedule 3.16     Seal Environmental Matters
         Schedule 4.1      Oakridge Subsidiaries
         Schedule 4.2      Oakridge Subsidiary Capitalization
         Schedule 4.4      Oakridge Conflicts
         Schedule 4.5      Oakridge Consents
         Schedule 4.6      Oakridge Litigation
         Schedule 4.7      Oakridge Title to Assets
         Schedule 4.8      Oakridge Contracts
         Schedule 4.9      Oakridge Employee Benefit Plans; ERISA
         Schedule 4.10     Oakridge--No Brokers
         Schedule 4.12     Oakridge Undisclosed Liabilities
         Schedule 4.15     Oakridge--No Violations of Law
         Schedule 4.16     Oakridge Environmental Matters
         Schedule 10.8     Amendments and Waivers

                         AGREEMENT AND PLAN OF EXCHANGE
                         ------------------------------


         This Agreement and Plan of Exchange ("Agreement") is dated as of December 21, 1998, by and among Seal Holdings Corporation, a Delaware corporation ("Seal"), and OH, Inc., a Florida corporation ("Oakridge"), with reference to the following facts:


                                    RECITALS
                                    --------

         A. Seal desires to exchange shares of its Class A Common Stock (the "Class A Shares") and shares of a new series of preferred stock, with such relative rights, preferences and privileges as described herein (the "Series A Preferred Shares" and, collectively with the Class A Series, the "Seal Shares") for all of the issued and outstanding shares of common stock of Oakridge (the "Oakridge Shares") (the "Exchange").

         B. The parties shall carry out the intents and purposes of the Exchange as set forth in this Agreement.


                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1
                                    EXCHANGE
                                    --------

                  1.1 Exchange Result. As a result of and immediately following the Exchange contemplated hereby (a) M. Lee Pearce, M.D., or an entity designated by him ("Pearce"), shall own and be issued 10,318,419 Class A Shares and 2,000,000 Series A Preferred Shares convertible into an additional 20,000,000 Class A Shares, and (b) Seal shall own all of the issued and outstanding Oakridge Shares, with Oakridge becoming a wholly-owned subsidiary of Seal. The Seal Shares issued to Pearce hereunder shall be equivalent to 91% of the total combined issued and outstanding shares of Class A Common Stock and Class A Common Stock Equivalents (as hereafter defined), on a fully diluted basis. The Exchange contemplated hereby is intended to qualify as a tax-free transaction as described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). The Exchange shall be consummated on an individual basis at the Closing (as herein defined) with Pearce pursuant to that certain Securities Exchange Agreement ("Exchange Agreement"), in the form attached hereto and incorporated herein as Exhibit "A." For purposes of this Agreement the term "Class A Common Stock Equivalents" means shares of Class A Common Stock issuable upon (i) the exercise of outstanding options, warrants or rights to subscribe for the Class A Common Stock or (ii) the conversion of outstanding shares of preferred stock, debt or other convertible instruments, in either case, whether or not then currently exercisable or convertible.

                  1.2 Capital Amendment. The parties acknowledge that Seal presently has insufficient shares of Class A Common Stock available for issuance upon the conversion of the Series A Shares and, prior to Closing, the Board of Directors of Seal shall recommend the adoption of an amendment to its certificate of incorporation to increase its authorized shares of Class A Common Stock to at least 50,000,000 shares (the "Capital Amendment"). The parties further acknowledge that it is their intent that Seal shall seek stockholder approval of the Capital Amendment at the next annual meeting of stockholders of Seal (expected to be held not later than April 30, 1999).

                  1.3 Resignation of Officers and Directors. All of the officers and directors of Seal, other than Thomas M. Ferguson ("Ferguson") in his capacity as a director, shall submit their resignations as such pursuant to the form of Resignation, attached hereto and incorporated herein as Exhibit "B." The resignations of Seal's directors shall be presented serially, such that as each Seal director resigns one of the persons hereinafter designated by Oakridge shall be elected to fill the vacancy created thereby by the remaining Seal directors. It is anticipated that the present officers and directors of Oakridge or its subsidiaries shall be elected to comparable positions at Seal.


                                    ARTICLE 2
                                     CLOSING
                                     -------

                  2.1 Closing. The parties to the Agreement shall use their best efforts to close the transactions contemplated herein on or before March 31, 1999 at the Florida offices of Proskauer Rose, LLP, but in no event later than April 30, 1999, unless extended by mutual consent of the parties (the "Closing Date").

                  2.2 Deliveries. To effect the Exchange, on or before the Closing Date, as appropriate, the parties hereto shall deliver the following:

                           (a) Seal shall deliver, or cause to be delivered, the
following to Oakridge or Pearce:

                                    (i) the written resignations of all of the
officers and directors of Seal, other than Ferguson in the manner contemplated by Section 1.3 hereof;

                                    (ii) a counterpart of the Exchange Agreement
executed by Seal;

                                    (iii) a certificate of Seal, in the form of
Exhibit "C" attached hereto and incorporated herein, attesting to the fact that all of the representations and warranties of Seal are true and correct as of the Closing Date, and that all conditions to the obligations of such party to be performed by it have been performed as at the Closing Date;

                                    (iv) a certificate of good standing for Seal
from its state of incorporation;

                                    (v) certified copies of corporate
resolutions or other corporate proceedings taken by Seal to authorize the execution, delivery and performance of the transactions contemplated under and by this Agreement;

                                    (vi) an opinion of Seal's counsel
substantially in the form attached hereto and incorporated herein as Exhibit
"D";

                                    (vii) stock certificates registered in the
name of Pearce representing the Class A Shares and the Series A Preferred Shares; and

                                    (viii) any other such documents or
certificates as reasonably requested by Oakridge.

                  (b) Oakridge shall deliver, or cause to be delivered, the following to Seal:

                                    (i) a counterpart of the Exchange Agreement
executed by Pearce;

                                    (ii) a certificate of Oakridge, in the form
of Exhibit "E" attached hereto and incorporated herein, attesting to the fact that all of the representations and warranties of Oakridge are true and correct as of the Closing Date, and that all conditions to the obligations of Oakridge to be performed by Oakridge have been performed as at the Closing Date;

                                    (iii) a certificate of good standing for
Oakridge from its state of formation;

                                    (iv) certified copies of resolutions or
other proceedings taken by Oakridge to authorize the execution, delivery and performance of the transaction contemplated under and by this Agreement;

                                    (v) an opinion of Oakridge's counsel
substantially in the form attached hereto and incorporated herein as Exhibit "F"; and

                                    (vi) any other such documents or
certificates as reasonably requested by Seal.

                  (c) Seal and the parties identified in Section 5.11 hereof shall execute and deliver to Oakridge the Service Agreements contemplated by such Section.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF SEAL

                  Seal hereby represents and warrants to Oakridge as follows:

                  3.1 Organization of Seal and Seal Subsidiaries. Set forth in
Schedule 3.1 is a complete listing of each subsidiary or other business entity owned in whole or in part by Seal, together with their respective states of incorporation or organization (the "Seal Subsidiaries"). Seal and each of its Seal Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation, has full corporate power and authority to conduct its business as it is presently being conducted, and to own and exploit all of its properties and assets. Seal and each of its Seal Subsidiaries is duly qualified to do business and is in good standing in each other jurisdiction (if any) in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties or assets. The copies of the Certificate of Incorporation and By-laws of Seal and each of its Seal Subsidiaries delivered to Oakridge are true, correct and complete in all respects. Since July 1979, and to Seal's knowledge for the period from inception to July 1979, the minute books of Seal (including its predecessors) contain true and complete records and consents, in lieu of meetings of its Board of Directors, and accurately reflect all transactions referred to therein.

                  3.2 Capital Stock of Seal. Seal has authorized Fourteen Million Nine Hundred Seventy-Five Thousand (14,975,000) shares of Class A Common Stock, $.20 par value, One Million Two Hundred Eighteen Thousand Five Hundred Twenty Five (1,218,525) shares of which are issued and outstanding, Twenty-Five Thousand (25,000) shares of Class B Common Stock, $.20 par value, all of which are issued and outstanding and owned by First Magnum Corporation ("Magnum"), and Three Million (3,000,000) shares of preferred stock, $.001 par value, none of which are issued and outstanding. Except as set forth on Schedule 3.2, there are no outstanding options, warrants or other rights to acquire any shares of the capital stock of Seal or any of its Seal Subsidiaries nor agreements or commitments to issue such options, warrants or rights in the future. All of the outstanding shares of capital stock or other ownership interests of Seal and each Subsidiary have been duly authorized, are validly issued, are fully paid and are non-assessable. There are no agreements, commitments or restrictions relating to ownership or voting of any shares of Seal or any Seal Subsidiary. Except as set forth on Schedule 3.2, all of the outstanding shares of capital stock of the Seal Subsidiaries are owned by Seal.

                  3.3 Authorization. Seal has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seal and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms. The Board of Directors approved the transactions contemplated by the Agreement with the understanding and knowledge that the issuance of the Seal Shares will result in Pearce becoming an owner of more than fifteen percent (15%) of the voting stock of Seal and with the intent that, as a result of such authorization, Pearce would be exempt from the provisions of
Section 203 of the Delaware General Corporation Law.

                  3.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or By-laws of Seal or any Seal Subsidiary, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which Seal or any Subsidiary is a party or by which its properties or assets are bound, which breach or default would have a material adverse effect on the business or financial condition of Seal, or its ability to consummate the transactions contemplated hereby (a "Seal Material Adverse Effect"), (c) a violation by Seal or any Seal Subsidiary of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a Seal Material Adverse Effect, or (d) an imposition of any lien, encumbrance, restriction or charge on the business of Seal or any Seal Subsidiary, or on any of their respective assets.

                  3.5 Consents and Approvals. Except as set forth on Schedule 3.5, no consent, approval or authorization of, or declaration, filing or registration with, any governmental, regulatory, licensing or other authority, or any other person or entity, is required to be made or obtained by Seal or any Seal Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  3.6 Litigation. Except as set forth on Schedule 3.6 (the "Seal Pending Actions"), there is no action, order, writ, injunction, judgment or decree outstanding, or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, the "Seal Actions") pending or, to the knowledge of Seal or its officers, threatened relating to or affecting
(i) Seal or any Seal Subsidiary, (ii) any benefit plan of Seal or any Seal Subsidiary, (iii) any asset of Seal or any Seal Subsidiary, or (iv) the transactions contemplated by this Agreement. Neither Seal nor any Seal Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental, regulatory, licensing or other authority, and there are no unsatisfied judgments against any of them or the business or activities of any of them which would, individually or in the aggregate, have a Seal Material Adverse Effect. To the knowledge of Seal, each of the Seal Pending Actions is fully covered by insurance except as otherwise specified on Schedule 3.6. There is not a reasonable likelihood of an adverse determination of any Seal Pending Actions which would, individually or in the aggregate, have a Seal Material Adverse Effect.

                  3.7 Title to Assets. Seal and each of its Seal Subsidiaries has good title to all of its leasehold interests and other properties, as reflected in the most recent balance sheet included in Seal's Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes (as hereinafter defined), payments of which are not yet delinquent and other statutory liens, (ii) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Seal's business operations or prospects, (iii) as disclosed in Schedule 3.7, or (iv) for such matters which, singly or in the aggregate, could not reasonably be expected to have a Seal Material Adverse Effect. All leases under which Seal leases real or personal property have been delivered to Oakridge and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or, to the knowledge of Seal, event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Seal Material Adverse Effect.

                  3.8 Contracts, Obligations and Commitments. Schedule 3.8 sets forth an accurate and complete list of all material contracts, agreements, options, leases, commitments and instruments of Seal or its Seal Subsidiaries either: (a) entered into, amended or otherwise modified since August 14, 1996 (or January 1, 1996 with respect to any material contract, agreement, option, lease, commitment or instrument with Hvide Marine Incorporated or an affiliate thereof); or (b) pursuant to which Seal or any of the Seal Subsidiaries has any continuing obligation (contingent or otherwise, including without limitation any indemnification obligation), or which is otherwise not yet fully performed by any of the parties thereto ("Seal Contracts"). Seal and its Seal Subsidiaries have provided Oakridge with complete and correct copies of all such items listed in Schedule 3.8. Except for such items listed in Schedule 3.8, there are no other material contracts or other arrangements under which goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, Seal or any of its Seal Subsidiaries. Except as specifically disclosed in Schedule 3.8: (a) the Seal Contracts have not been modified, pledged, assigned or amended in any material respect, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (b) to the knowledge of Seal there are no material defaults by Seal or any of its Seal Subsidiaries or any other party to the Seal Contracts; (c) neither Seal nor any of its Seal Subsidiaries have received notice of any material default, offset, counterclaim or defense under any Seal Contract; (d) to the knowledge of Seal no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Seal or any of its Seal Subsidiaries of the terms of any Seal Contract, except for any consents required to consummate the transactions contemplated by this Agreement; and (e) there does not now, and at Closing will not, exist any material security interest, mortgage, pledge, restriction, charge, lien, encumbrance or claim of others on any interest created under any Seal Contract. None of the Seal Contracts is subject to termination from and after the Closing Date and prior to the expiration of its stated term by any party to such Seal Contract, except as stated in each such Seal Contract. For purposes of this Section 3.8, the "knowledge of Seal" shall include after inquiry of J. Erik Hvide with respect to any Seal Contract to which Hvide Marine Incorporated or any affiliate thereof is a party.

                  3.9      Employee Benefit Plans; ERISA.

                           (a) Schedule 3.9 contains an accurate and complete
list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("ERISA Plans"), and any other bonus, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, health, post-retirement benefit, life, stock option, disability, accident, sick pay, vacation, individual employment, consulting, incentive, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) ("Other Plan"):

                                    (i) established, maintained, sponsored, or
contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six (6) years for any ERISA Plan that is or was subject to Title IV of ERISA or is or was intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") and since August 1996 for any Other Plan and any ERISA Plan which is not a Qualified Plan by Seal, the Seal Subsidiaries or any entity that would be deemed a "single employer" with Seal under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director, or consultant of Seal or a Seal Subsidiary (whether current, former, or retired) or their beneficiaries; or

                                    (ii) with respect to which Seal, the Seal
Subsidiaries or any ERISA Affiliate has or has within the last six (6) years for any Qualified Plan and since August 1996 for any Other Plan and any ERISA Plan which is not a Qualified Plan had any obligation on behalf of any such employee, director, consultant or beneficiary of Seal or a Seal Subsidiary (each a "Scheduled Seal Plan" and, collectively, the "Scheduled Seal Plans"). True and complete copies of each of the Scheduled Seal Plans which is intended to qualify under Section 401(a) of the Code and each other Scheduled Seal Plan which Seal, the Seal Subsidiaries or any ERISA Affiliate has or could reasonably be expected to have a current or future actual or potential liability, and the material documents relating thereto (including, without limitation, any summary plan description, annual reports, and communications from the Internal Revenue Service ("IRS") or any other government entity) have been provided to Oakridge.

         None of the Scheduled Seal Plans (nor, to Seal's knowledge, any Other Plan or ERISA Plan which is not a Qualified Plan with respect to the period commencing six (6) years ago and ending August, 1996) is: (A) a "multi-employer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (B) otherwise subject to Title IV of ERISA; or (C) subject to Section 412 of the Code. With respect to each employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code (other than the Seal Plans) maintained or contributed to by an ERISA Affiliate, (A) there is no actual or contingent material liability of Seal or any Seal Subsidiary under Title IV of ERISA or Section 412 of the Code to such Plan, the Pension Benefit Guaranty Corporation or other governmental authority, and (B) the assets of Seal or any Seal Subsidiary have not been subject to a lien under ERISA or the Code.

                           (b) Except where failures to comply with each of the
following representations has not or could not reasonably be expected to result, individually and in the aggregate, in a Seal Material Adverse Effect, with respect to each of the Scheduled Seal Plans (and, to Seal's knowledge, with respect to the period commencing six (6) years ago and ending August, 1996, each Other Plan and each ERISA Plan which is not a Qualified Plan):

                                    (i) each such Plan intended to qualify under
Section 401(a) of the Code is qualified and has received a determination letter under Revenue Procedure 93-39 or subsequent IRS guidance to the effect that such Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                                    (ii) all payments required by any such Plan,
any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or inter-company charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing or accrued on the Seal Financial Statements in accordance with GAAP (as defined in Section 3.11 hereof);

                                    (iii) no claim, lawsuit, arbitration or
other action has been threatened, asserted, instituted, or anticipated against such Plans, any trustee or fiduciaries thereof, Seal, any Seal Subsidiary, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of such Plans;

                                    (iv) each such Plan has been maintained and
administered at all times in compliance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                                    (v) no "prohibited transaction," within the
meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to such Plan;

                                    (vi) no such Plan is or is expected to be
under audit or investigation by the IRS, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and

                                    (vii) with respect to each such Plan that is
funded mostly or partially through an insurance policy, none of Seal, the Seal Subsidiaries or any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

                           (c) The consummation of the transactions contemplated
by this Agreement will not give rise to any material liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of Seal or any Seal Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Scheduled Seal Plan (or, to Seal's knowledge, under any Other Plan or ERISA Plan which is not a Qualified Plan with respect to the period commencing six (6) years ago and ending August 1996) will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of Seal, any Seal Subsidiary or any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 498B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. None of Seal, any Seal Subsidiary or any ERISA Affiliate has any unfunded liabilities pursuant to any Scheduled Seal Plan (nor, to Seal's knowledge, under any Other Plan or ERISA Plan which is not a Qualified Plan, with respect to the period commencing six (6) years ago and ending August 1996) that is not intended to be qualified under Section 401(a) of the Code.

                  3.10 No Brokers. Seal has not entered into any agreement, arrangement or understanding of any kind or nature with any person or entity which may result in the obligation of Oakridge or Seal to pay any finder's fee, broker's fee, brokerage commission or similar payment in connection with any of the transactions contemplated hereby.

                  3.11     Financial Statements; SEC Reports.

                           (a) The financial statements of Seal (including,
without limitation, the audited financial statements for the year ended December 31, 1997 and the unaudited financial statements for the nine months ended September 30, 1998) delivered to Oakridge are true, complete and correct in all material respects and have been prepared in accordance with Seal's books and records. The audited financial statements of Seal are sometimes referred to herein as the "Seal Audited Financial Statements" and the unaudited financial statements are sometimes referred to herein as the "Seal Unaudited Financial Statements." The Seal Audited Financial Statements and Seal Unaudited Financial Statements are sometimes collectively referred to herein as the "Seal Financial Statements." All of the Seal Financial Statements together present fairly the financial position, results of operations and changes in financial position of Seal as at the dates and for the periods indicated thereon, and are in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, subject, in the case of the Seal Unaudited Financial Statements, to (i) the absence of certain notes, and (ii) normal year-end audit adjustments. Seal and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental or other official, supplier, customer, or any other person, or attempted to influence any person to take or refrain from taking any action against Seal.

                           (b) Seal heretofore has delivered or made available
to Oakridge true and complete copies of (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1995, 1996 and 1997, respectively, (ii) all proxy statements relating to Seal's meetings of stockholders (whether annual or special) held since June 13, 1995, (iii) all other Forms 10-KSB and 10-QSB filed by it with the Securities and Exchange Commission (the "SEC") since June 13, 1995, and (iv) all amendments and supplements to all such reports and registration statements filed by Seal with the SEC (the documents referred to in clauses (i), (ii), (iii) and (iv) being hereinafter referred to as the "Seal Reports"). As of their respective dates, the Seal Reports complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including without limitation, Regulation S-B with respect to the Seal Financial Statements included therein), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.12, neither Seal nor any of its Seal Subsidiaries had at September 30, 1998, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against Seal's Financial Statements or reflected in the notes thereto, or (ii) which were incurred after September 30, 1998 and were incurred in the ordinary course of business and consistent with past practices and in any event not involving amounts greater than $10,000; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Seal Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Seal and the Seal Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

                  3.13 Recent Events. Except as set forth on Schedule 3.13, since September 30, 1998, Seal has operated its business diligently and only in the ordinary course of business as theretofore conducted, and there has been no
(a) material adverse change in its business, properties, assets, liabilities, commitments, earnings, financial condition or prospects, or (b) any action which, if taken or omitted hereafter, would conflict in any material respect with any representation and warranty set forth in this Article.

                  3.14     Tax Matters.

                           (a) Seal and its Seal Subsidiaries have (i) duly
filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Closing Date, other than those Tax Returns the failure of which to file would not have a Seal Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision in the Seal Financial Statements for the payment of all Taxes due for all periods ending at or prior to the Closing Date (whether or not shown on any Tax Return), except where the failure to pay such Taxes would not have a Seal Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Seal balance sheet included in the most recent Seal Financial Statements are adequate to cover all Taxes for all periods ending at or prior to the Closing Date and there are no material liens for Taxes upon any property or asset of Seal or any Seal Subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Seal or any of its Seal Subsidiaries which, if decided adversely, singly or in the aggregate, would have a Seal Material Adverse Effect. Neither Seal nor any of its Seal Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned Subsidiary of Seal other than agreements the consequences of which are fully and adequately reserved for in the Seal Financial Statements. Neither Seal nor any of the Seal Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

                           (b) For purposes of this Agreement, the term "Taxes"
shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

                           (c) For purposes of this Agreement, the term "Tax
Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

                  3.15 No Violation of Law. Except as disclosed in Schedule 3.15, neither Seal nor any of the Seal Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Seal Material Adverse Effect. To the knowledge of Seal, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated to Seal an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Seal Material Adverse Effect. Seal and its Seal Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Seal Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Seal Material Adverse Effect. Neither Seal nor any of the Seal Subsidiaries is in violation of the terms of any Seal Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Seal Material Adverse Effect.

                  3.16     Environmental Matters.

                           (a) To Seal's knowledge and except as disclosed in
Schedule 3.16: (i) Seal and each of the Seal Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined in Section 3.16(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned, leased or operated by Seal or any of the Seal Subsidiaries contains any Hazardous Substance (as defined in Section 3.16(c)) as a result of any activity of Seal or any of the Seal Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Seal nor any of the Seal Subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Seal or any of the Seal Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Seal or any of the Seal Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Seal or any of the Seal Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous

Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned, leased or operated by Seal or any of the Seal Subsidiaries as a result of any activity of Seal or any of the Seal Subsidiaries during the time such properties were owned, leased or operated by Seal or any of the Seal Subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law or the condition of any properties owned, leased or operated by Seal or any of the Seal Subsidiaries conducted by or which are in the possession of Seal or the Seal Subsidiaries relating to the activities of Seal or the Seal Subsidiaries,
(viii) there are no underground storage tanks on, in or under any properties owned, leased or operated by Seal or any of the Seal Subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Seal or any of the Seal Subsidiaries, and (ix) neither Seal, the Seal Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, would not reasonably be expected to have a Seal Material Adverse Effect.

                           (b) For purposes of this Agreement, "Environmental
Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or
(y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation,

                                    (i) the Federal Comprehensive Environmental
Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, or any state counterpart thereof, and

                                    (ii) any common law or equitable doctrine
(including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

                           (c) For purposes of this Agreement, "Hazardous
Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

                  3.17 No Stockholder Approval. No Seal stockholder approval of the Exchange or the related transactions contemplated by this Agreement is required, other than the Capital Amendment.

                  3.18 Books of Account. The books of account of Seal and its Seal Subsidiaries accurately and fairly reflect, in reasonable detail and in all material respects, Seal's and its Seal Subsidiaries' transactions and the disposition of their assets. All notes and accounts receivable of Seal and its Seal Subsidiaries are reflected in accordance with generally accepted accounting principles on their books and records, are valid receivables subject to no material setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts subject only to normal adjustments in the ordinary course of business and the reserves for contractual allowances and bad debts set forth on the face of the balance sheet contained in the most recent Seal Financial Statements as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seal and its Seal Subsidiaries. Seal and its Seal Subsidiaries have filed all reports and returns required by any material law or regulation to be filed by them, and have paid all taxes, duties and charges due on the basis of such reports and returns.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF OAKRIDGE
                   ------------------------------------------

                  Oakridge hereby represents and warrants to Seal as follows:

                  4.1 Organization of Oakridge and Subsidiaries. Set forth in
Schedule 4.1 is a complete listing of each subsidiary or other business entity owned in whole or in part by Oakridge, together with their respective states of incorporation or organization (the "Oakridge Subsidiaries"). Oakridge is duly organized and validly existing under the laws of the State of Delaware, has full power and authority to conduct its business as it is presently being conducted, and to own and exploit all of its properties and assets. The copies of the Articles of Incorporation and Bylaws and other governing documents of Oakridge and the Oakridge Subsidiaries delivered to Seal are true, correct and complete in all respects.

                  4.2 Oakridge Shares. All of Oakridge's outstanding shares of capital stock have been duly authorized, are validly issued, are fully paid and are non-assessable and are owned by Pearce. All of the outstanding shares of capital stock or other ownership interests of each Oakridge Subsidiary have been duly authorized, are validly issued, are fully paid and are non-assessable. Except as set forth on Schedule 4.2, there are no agreements, commitments or restrictions relating to ownership or voting of any interest or shares of Oakridge or any Oakridge Subsidiary. Except as set forth on Schedule 4.2, all of the outstanding shares of capital stock or member interests of the Oakridge Subsidiaries are owned by Oakridge.

                  4.3 Authorization. Oakridge has all necessary corporate power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Oakridge and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

                  4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws, or other governing instruments of Oakridge or any Oakridge Subsidiary, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which Oakridge or any Oakridge Subsidiary is a party or by which its properties or assets are bound, which breach or default would have a material adverse effect on the business or financial condition of Oakridge, or its ability to consummate the transactions contemplated hereby (a "Oakridge Material Adverse Effect"), (c) a violation by Oakridge or any Oakridge Subsidiary of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a Oakridge Material Adverse Effect, or (d) an imposition of any lien, encumbrance, restriction or charge on the business of Oakridge or any Oakridge Subsidiary, or on any of their respective assets.

                  4.5 Consents and Approvals. Except as set forth on Schedule
4.5 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental, regulatory, licensing or other authority, or any other person or entity, is required to be made or obtained by Oakridge or any Oakridge Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  4.6 Litigation. Except as set forth on Schedule 4.6, there is no action, order, writ, injunction, judgment or decree outstanding, or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, the "Oakridge Actions") pending or, to the knowledge of Oakridge or its officers, threatened relating to or affecting (i) Oakridge or any Oakridge Subsidiary, (ii) any benefit plan of Oakridge or any Oakridge Subsidiary, (iii) any asset of Oakridge or any Oakridge Subsidiary, or (iv) the transactions contemplated by this Agreement. Neither Oakridge nor any Oakridge Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental, regulatory, licensing or other authority, and there are no unsatisfied judgments against any of them or the business or activities of any of them which would, individually or in the aggregate, have a Oakridge Material Adverse Effect. There is not a reasonable likelihood of an adverse determination of any pending Oakridge Actions which would, individually or in the aggregate, have a Oakridge Material Adverse Effect.

                  4.7 Title to Assets. Oakridge and each of its Subsidiaries has good title to all of its leasehold interests and other properties, as reflected in the most recent balance sheet included in Oakridge's Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes, payments of which are not yet delinquent and other statutory liens, (ii) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Oakridge's business operations or prospects, (iii) as disclosed in
Schedule 4.7, or (iv) for such matters which, singly or in the aggregate, could not reasonably be expected to have a Oakridge Material Adverse Effect. Except as set forth on Schedule 4.7, all leases under which Oakridge leases real or personal property have been delivered to Seal and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or, to the knowledge of Oakridge, event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Oakridge Material Adverse Effect.

                  4.8 Contracts, Obligations and Commitments. Schedule 4.8 sets forth an accurate and complete list of all material contracts, agreements, options, leases, commitments and instruments entered into by Oakridge or any Oakridge Subsidiary ("Oakridge Contracts"). Oakridge and the Oakridge Subsidiaries have provided Seal with complete and correct copies of all such items listed in Schedule 4.8. Except for such items listed in Schedule 4.8, there are no other material contracts or other arrangements under which goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, Oakridge or any of its Subsidiaries. Except as set forth in Schedule 4.8: (a) the Oakridge Contracts have not been modified, pledged, assigned or amended in any material respect, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (b) to the knowledge of Oakridge there are no material defaults by Oakridge or any of its Oakridge Subsidiaries or any other party to the Oakridge Contracts; (c) neither Oakridge nor any of its Oakridge Subsidiaries have received notice of any material default, offset, counterclaim or defense under any Oakridge Contract; (d) to the knowledge of Oakridge no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Oakridge or any of its Oakridge Subsidiaries of the terms of any Oakridge Contract, except for any consents required to consummate the transactions contemplated by this Agreement; and (e) there does not now, and at Closing will not, exist any material security interest, mortgage, pledge, restriction, charge, lien, encumbrance or claim of others on any interest created under any Oakridge Contract. None of the Oakridge Contracts is subject to termination from and after the Closing Date and prior to the expiration of its stated term by any party to such Oakridge Contract, except as stated in each such Oakridge Contract.

                  4.9      Employee Benefit Plans; ERISA.

                           (a) Schedule 4.9 contains an accurate and complete
list of all "employee benefit plan," within the meaning of Section 3(3) of ERISA and any other bonus, profit sharing, pension, severance, savings, deferred compensation, fringe benefits, insurance, welfare, health, post-retirement benefit, life, stock option, disability, accident, sick pay, vacation, individual employment, consulting, incentive, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured):

                                    (i) established, maintained, sponsored, or
contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six years by Oakridge, the Oakridge Subsidiaries or any entity that would be deemed a "single employer" with Oakridge under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director, or consultant of Oakridge or an Oakridge Subsidiary (whether current, former, or retired) or their beneficiaries or

                                    (ii) with respect to which Oakridge, the
Oakridge Subsidiaries or any ERISA Affiliate has or has within the last six years had any obligation on behalf of any such employee, director, consultant or beneficiary of Seal or a Seal Subsidiary (each an "Oakridge Plan" and, collectively, the "Oakridge Plans"). True and complete copies of each of the Oakridge Plans which is intended to qualify under Section 401 (a) of the Code and each other Oakridge Plan which Oakridge, the Oakridge Subsidiaries or any ERISA Affiliate has or could reasonably be expected to have a current or future actual or potential liability, and the material documents relating thereto (including, without limitation, any summary plan description, annual reports, and communications from the IRS or any other government entity) have been provided to Seal.

         None of the Oakridge Plans is (A) a "multi-employer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (B) otherwise subject to Title IV of ERISA or (C) subject to Section 412 of the Code. With respect to each employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code (other than the Oakridge Plans) maintained or contributed to by an ERISA Affiliate, (A) there is no actual or contingent material liability of Oakridge or any Oakridge Subsidiary under Title IV of ERISA or Section 412 of the Code to such plan, the Pension Benefit Guaranty Corporation or other governmental authority and (B) the assets of Oakridge or any Oakridge Subsidiary have not been subject to a lien under ERISA or the Code.

                           (b) Except where failures to comply with each of the
following representations has not or could not reasonably be expected to result, individually and in the aggregate, in an Oakridge Material Adverse Effect, with respect to each of the Oakridge Plans on Schedule 4.9:

                                    (i) except as set forth on Schedule 4.9,
each Oakridge Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter under Revenue Procedure 93-39 or subsequent IRS guidance to the effect that the Oakridge Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                                    (ii) all payments required by any Oakridge
Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or inter-company charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing or accrued on the Oakridge Financial Statements in accordance with GAAP;

                                    (iii) no claim, lawsuit, arbitration or
other action has been threatened, asserted, instituted, or anticipated against the Oakridge Plans, any trustee or fiduciaries thereof, Oakridge, any Oakridge Subsidiary, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Oakridge Plans;

                                    (iv) the Oakridge Plan has been maintained
and administered at all times in compliance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                                    (v) no "prohibited transaction," within the
meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Oakridge Plan;

                                    (vi) no Oakridge Plan is or is expected to
be under audit or investigation by the IRS, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and

                                    (vii) with respect to each Oakridge Plan
that is funded mostly or partially through an insurance policy, none of Oakridge, Oakridge Subsidiaries or any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

                           (c) The consummation of the transactions contemplated
by this Agreement will not give rise to any material liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of Oakridge or any Oakridge Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Oakridge Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of Oakridge, any Oakridge Subsidiary or any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. None of Oakridge, any Oakridge Subsidiary or any ERISA Affiliate has any unfunded liabilities pursuant to any Oakridge Plan that is not intended to be qualified under Section 401(a) of the Code.

                  4.10 No Brokers. Except as set forth on Schedule 4.10, Oakridge has not entered into any agreement, arrangement or understanding of any kind or nature with any person or entity which may result in the obligation of Oakridge or Seal to pay any finder's fee, broker's fee, brokerage commission or similar payment in connection with any of the transactions contemplated hereby.

                  4.11 Financial Statements. Except as described below, the consolidated financial statements of Oakridge for the period ended October 31, 1998, and delivered to Seal are true, complete and correct in all material respects, and have been prepared in accordance with Oakridge's books and records. The financial statements of Oakridge are sometimes referred to herein as the "Oakridge Financial Statements." Subject to the next sentence, all of the Oakridge Financial Statements together present fairly the financial position, results of operations and changes in financial position of Oakridge as at the dates and for the periods indicated thereon, and are in accordance with GAAP, applied on a consistent basis, subject to (i) the absence of certain notes, and
(ii) normal year-end audit adjustments. The Oakridge Financial Statements reflect the consolidation of a predecessor entity to Oakridge, Comprehensive Outpatient Centers of Florida, Inc. ("COCF"), as though COCF had been a subsidiary of Oakridge since its inception. COCF will become a subsidiary of Oakridge on or before December 31, 1998. Oakridge and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental or other official, supplier, customer, or any other person, or attempted to influence any person to take or refrain from taking any action against Oakridge.

                  4.12 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.12, neither Oakridge nor any Oakridge Subsidiaries had at October 31, 1998, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against Oakridge's Financial Statements or reflected in the notes thereto, or
(ii) which were incurred after October 31, 1998 and were incurred in the ordinary course of business and consistent with its business plan; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Oakridge Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Oakridge and the Oakridge Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

                  4.13 Recent Events. Since October 31, 1998, Oakridge has operated its business diligently and only in the ordinary course of business and there has been no (a) material adverse change in its business, properties, assets, liabilities, commitments, financial condition or prospects (it being understood that the business plan of Oakridge contemplates significant additional liabilities, commitments and losses beyond the Closing Date), or (b) any action which, if taken or omitted hereafter, would conflict in any material respect with any representation and warranty set forth in this Article.

                  4.14 Tax Matters. Oakridge and the Oakridge Subsidiaries have
(i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Closing Date, other than those Tax Returns the failure of which to file would not have a Oakridge Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full or made adequate provision in the Oakridge Financial Statements for the payment of all Taxes due for all periods ending at or prior to the Closing Date (whether or not shown on any Tax Return), except where the failure to pay such Taxes would not have a Oakridge Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Oakridge balance sheet included in the most recent Oakridge Financial Statements are adequate to cover all Taxes for all periods ending at or prior to the Closing Date and there are no material liens for Taxes upon any property or asset of Oakridge or any Oakridge Subsidiary, except for liens for

Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Oakridge or any of the Oakridge Subsidiaries which, if decided adversely, singly or in the aggregate, would have a Oakridge Material Adverse Effect. Neither Oakridge nor any of the Oakridge Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned Subsidiary of Oakridge other than agreements the consequences of which are fully and adequately reserved for in the Oakridge Financial Statements. Neither Oakridge nor any of the Oakridge Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

                  4.15 No Violation of Law. Except as disclosed in Schedule 4.15, neither Oakridge nor any of the Oakridge Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Oakridge Material Adverse Effect. To the knowledge of Oakridge, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated to Oakridge an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Oakridge Material Adverse Effect. Oakridge and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Oakridge Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Oakridge Material Adverse Effect. Neither Oakridge nor any of the Oakridge Subsidiaries is in violation of the terms of any Oakridge Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Oakridge Material Adverse Effect.

                  4.16 Environmental Matters. To Oakridge's knowledge and except as disclosed in Schedule 4.16, (i) Oakridge and each of the Oakridge Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined in Section 4.16(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries contains any Hazardous Substance (as defined in Section 3.16(c)) as a result of any activity of Oakridge or any of the Oakridge Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Oakridge nor any of the Oakridge Subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Oakridge or any of the Oakridge Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Oakridge or any of the Oakridge Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Oakridge or any of the Oakridge Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries as a result of any activity of Oakridge or any of the Oakridge Subsidiaries during the time such properties were owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law or the condition of any properties owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries conducted by or which are in the possession of Oakridge or the Oakridge Subsidiaries relating to the activities of Oakridge or the Oakridge Subsidiaries, (viii) there are no underground storage tanks on, in or under any properties owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Oakridge or any of the Oakridge Subsidiaries, and (ix) neither Oakridge, the Oakridge Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, would not reasonably be expected to have a Oakridge Material Adverse Effect.

                  4.17 Books of Account. The books of account of Oakridge and its Subsidiaries accurately and fairly reflect, in reasonable detail and in all material respects, Oakridge's and its Subsidiaries' transactions and the disposition of their assets. All notes and accounts receivable of Oakridge and its Subsidiaries are reflected in accordance with generally accepted accounting principles on their books and records, are valid receivables subject to no material setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts subject only to normal adjustments in the ordinary course of business and the reserves for contractual allowances and bad debts set forth on the face of the balance sheet contained in the most recent Oakridge Financial Statements as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Oakridge and its Subsidiaries. Oakridge and its Subsidiaries have filed all reports and returns required by any material law or regulation to be filed by them, and have paid all taxes, duties and charges due on the basis of such reports and returns.


                                    ARTICLE 5
                ACTIONS BY SEAL AND OAKRIDGE PRIOR TO THE CLOSING
                -------------------------------------------------

                  Seal and Oakridge covenant and agree, as appropriate, as follows for the period from the date hereof through the Closing Date:

                  5.1 Maintenance of Business. Each of Seal and Oakridge shall diligently carry on its business in the ordinary course consistent with either past practice or its business plan. The parties acknowledge that on or before December 31, 1998, Oakridge will acquire the outstanding capital stock of COCF and intends to merge Oakridge Membership Holdings LLC with and into Oakridge, with Oakridge being the survivor.

                  5.2 Certain Prohibited Transactions. Seal shall not, without the prior written consent of Oakridge:

                           (a) issue or enter into binding commitments to issue
any shares of capital stock or any other securities, or any securities or rights convertible into shares of capital stock or other securities, other than as contemplated by the Exchange;

                           (b) pay or incur any obligation to pay any dividend
or other distribution on capital stock or otherwise or make or incur any obligation to make any distribution or redemption with respect to capital stock;

                           (c) borrow money, incur debts or liabilities or make
any expenditures other than in the ordinary course of business consistent with past practices;

                           (d) make any investment of a capital nature, either
by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

                           (e) enter into or terminate any material contract or
agreement, or make any material change in any of its leases and contracts;

                           (f) enter into or amend any employment, severance,
special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

                           (g) adopt, enter into or amend any bonus, profit
sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

                           (h) take any other action which would cause any
representation or warranty of Seal in this Agreement to be or become untrue in any material respect.

                  5.3 Investigation by Parties. Seal and Oakridge shall allow one another, during regular business hours, through employees, agents and representatives, to make such investigation of the business, properties, books and records of the other, and to conduct such examination of the conditions of the other, as each deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of the other party hereunder. All such access shall be subject to the terms of that certain Confidentiality Agreement dated June 16, 1998 between Seal and Oakridge (the "Confidentiality Agreement").

                  5.4 Consents and Best Efforts. Each party shall, as soon as possible, commence to take all action required to obtain any and all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental, regulatory, licensing or other authorities, necessary to authorize, approve or permit the full and complete exchange, conveyance, assignment or transfer of stock and membership interests contemplated hereby, and each shall cooperate with the other with respect thereto. In addition, subject to the terms and conditions herein provided, each of the parties covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

                  5.5 Notification of Certain Matters. Seal and Oakridge shall give prompt notice to one another of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, and (ii) any material failure of any person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder, and each party shall use all reasonable efforts to remedy same.

                  5.6 Exclusivity. Neither Seal nor any of its officers, directors, employees or agents shall, directly or indirectly, without the prior written consent of Oakridge, contact, respond to, negotiate with or initiate or hold discussions with, solicit or entertain offers from, any corporation, partnership, person or other entity (other than Oakridge) regarding (i) the sale, issuance or other disposition of any equity interest in Seal, (ii) the sale or disposition of all or any substantial portion of the assets of Seal, or
(iii) the merger, consolidation or reorganization of Seal with or into any other entity. Seal agrees to immediately advise, in reasonable detail, Oakridge regarding any offer, proposal or related inquiry which it, its officers, directors, employees or agents may hereafter receive from any other corporation, partnership, person or other entity.

                  5.7 Lock-Up Letters; Right of Refusal. Seal shall use its best efforts to obtain from each of the holders of Class A Common Stock Equivalents (which were exercisable for an aggregate of 1,780,000 shares of Class A Common Stock as of the date of this Agreement), a written agreement in favor of Seal and Oakridge, in form and substance satisfactory to Oakridge ("Lock-Up Letters"), whereby such holders agree as follows:

                           (a) Restrictions on Transfer, Generally. Until the
earlier of April 30, 1999, or the date upon which the Capital Amendment is filed and becomes effective with the Delaware Secretary of State (the "Exercise Date") that

                                    (i) such holders shall not exercise,
convert, sell, transfer or otherwise dispose of any Class A Common Stock or Class A Common Stock Equivalents beneficially owned by them (the "Restricted Securities"), and

                                    (ii) Seal need not reserve any shares of
Class A Common Stock for issuance in connection with such Class A Common Stock Equivalents; and (iii) they will vote their shares of Seal's capital stock in favor of the Capital Amendment. To the extent requested by Oakridge, such later undertaking will be evidenced by an irrevocable proxy in favor of such person as may hereinafter be designated by Oakridge.

                           Notwithstanding the foregoing provisions of this
Section 5.7(a), such holders may collectively exercise, sell or transfer Class A Common Stock Equivalents for not more than 100,000 shares in the aggregate prior to the Exercise Date.

                           (b) Restrictions on Transfer, Specifically. From and
after the Exercise Date, the following additional restrictions on the sale, transfer or other disposition ("transfer") of the Restricted Securities shall also apply as follows:

                                    (i) with regard to Restricted Securities
beneficially owned by Thomas M. Ferguson (including for purposes of this Section 5.7, shares owned of record by Magnum):

                                             (A) no Restricted Securities shall
be transferred until the earlier of the date upon which the Class A Common Stock is admitted for trading on the Nasdaq SmallCap Market and one year after the Exercise Date;

                                             (B) if the Class A Common Stock is
admitted for trading on the Nasdaq Small Cap Market before one year after the Exercise Date, then for each remaining calendar quarter thereafter within such one-year period (or portion thereof if such period constitutes at least 45 days), Ferguson may transfer up to 20,000 shares of Restricted Securities per quarter, and

                                             (C) commencing one year after the
Exercise Date, up to 40,000 shares of Restricted Securities may be transferred per quarter until the end of the eighteenth (18th) month following the Exercise Date, at which time such volume restriction shall cease;

                                    (ii) with regard to Restricted Securities
beneficially owned by Messrs. James S. Goodner and Donald L. Caldera:

                                             (A) for the one-year period after
the Closing Date, each may transfer up to 20,000 shares of Restricted Securities per remaining calendar quarter (or portion thereof if such period constitutes at least 45 days), and

                                             (B) commencing one year after the
Closing Date, each may transfer up to 40,000 shares of Restricted Securities per calendar quarter until the end of the eighteenth (18th) month after the Closing Date, at which time such volume restriction shall cease;

                                    (iii) with regard to Restricted Securities
beneficially owned by Messrs. Richard P. Walker and J. Erik Hvide (including for purposes of this Section 5.7 shares owned of record by Hvide Marine Incorporated), for the one-year period after the Closing Date, each may transfer up to one-third of the Restricted Securities now beneficially owned by each such person per remaining calendar quarter (or portion thereof if such period constitutes at least 45 days). Upon expiration of the foregoing one-year period, such volume restrictions shall cease.

                           (c) Restrictions Not Cumulative. To the extent any
permitted number of shares of Restricted Securities are not transferred within a particular calendar quarter in this Section 5.7 and particularly, Section 5.7(b), such shares may not be cumulated with the permissible number of shares which may be transferred in subsequent calendar quarters. The Lock-Up Letters shall acknowledge and authorize Seal to (i) provide stop transfer instructions to its transfer agent consistent with the terms of such Lock-Up Letters and (ii) place appropriate restricted legends upon any stock certificate now owned or hereinafter issued to any of such holders.

                           (d) Right of First Refusal.

                                    (i) With regard to a proposed transfer by
any of the persons described in Section 5.7(b) on or before the earlier of (A) three (3) years from the Closing Date, or (B) the date upon which the "Market Value Public Float" (as hereinafter defined) shall exceed $100 million, such person (the "Offeror") shall provide written notice to Seal (c/o Oakridge) in conformity with Section 10.3 hereof of the Offeror's proposed transfer of shares of Restricted Securities (the "Offered Shares") together with the price per share at which the Offeror proposes to sell such Restricted Securities (the "Offer Price"). For purposes of this Section 5.7(d), "Market Value of the Public Float" is defined as shares that are not held directly or indirectly by any officer or director of Seal and by any other person who is the beneficial owner of more than 10 percent of the total shares outstanding multiplied by the bid price of each share of Seal Class A Common Stock.

                                    (ii) Seal shall have three (3) business days
from receipt of such notice to provide written notice to the Offeror that it elects to purchase all or part of the Offered Shares.

                                    (iii) If Seal does not give written notice
of exercise of the foregoing repurchase right as to all of the Offered Shares, then as to any Offered Shares not being repurchased, the Offeror may, for a period of thirty (30) days thereafter, sell such Offered Shares at a price per share not below ninety-five percent (95%) of the Offer Price. If all of the Offered Shares are not sold within the foregoing 30-day period, then any transfer thereafter shall again be subject to the foregoing right of first refusal.

                                    (iv) Unless otherwise agreed upon by Seal
and the Offeror, the closing of any repurchase of Offered Shares shall be held at 10:00 a.m. at Seal's then principal office on the third business day after notice of Seal's election to purchase any Offered Shares. At the closing described in this Section 5.7(d)(iv), Seal shall pay the applicable purchase price for such Offered Shares and the Offeror shall deliver, free and clear of any and all security interests, mortgages, pledges, restrictions, charges, liens, encumbrances or claims of others, a certificate evidencing the Offered Shares, in proper form and executed for transfer.

                           (e) Any transfer or sale of any Restricted Securities
in contravention of this Section 5.7 shall be deemed null and void and be of no force or effect.

                  5.8 NASDAQ Matters. Seal shall promptly commence all manner of action, and use its best efforts, with the cooperation and assistance of Oakridge, to obtain a favorable determination from The NASDAQ Stock Market, Inc. ("NASDAQ") to list the Class A Common Stock on the NASDAQ SmallCap Market as soon as practicable.

                  5.9 Series A Preferred Stock. Seal shall take all manner of action necessary to adopt, and authorize the issuance of, the Series A Shares with such rights, preferences and limitations as set forth in the Statement of Designation for Series A Convertible Preferred Stock attached hereto as Exhibit "G," including without limitation, the filing of a Preferred Stock Designation with the Delaware Secretary of State which shall amend its Certificate of Incorporation.

                  5.10 Fairness Opinion. Seal shall engage an investment banker acceptable to Oakridge for the purpose of providing an opinion to Seal and its Board of Directors that the transactions contemplated by this Agreement are fair and equitable to the stockholders of Seal from a financial point of view (the "Fairness Opinion"). The fees and expenses of the investment banker shall be paid by Seal.

                  5.11 Services Agreements. Effective on the Closing, Seal shall enter into (i) an employment agreement with each of Messrs. Ferguson and Goodner, and (ii) a consulting agreement with First Stanford Corporation ("First Stanford'). Each employment agreement shall have a term of one (1) year. Ferguson's employment agreement shall provide for compensation of $97,500 per annum, and Goodner's employment agreement, will provide for compensation of $12,000 per annum. The consulting agreement with First Stanford shall be for a period of one (1) year and shall provide for a consulting fee of $180,000 per annum. Each employment agreement and the consulting agreement shall otherwise be on terms and in form substantially as set forth in Exhibits "H-1," "H-2" and "H-3," with such changes thereto as are acceptable to Oakridge, First Stanford and Messrs. Ferguson or Goodner, as appropriate (the "Services Agreements"). As of the Closing, the Services Agreements shall be the only employment or other compensation arrangements to which Seal or any Seal Subsidiary is a party.


                                    ARTICLE 6
                      CONDITIONS TO OAKRIDGE'S OBLIGATIONS
                      ------------------------------------

                  The obligations of Oakridge hereunder are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  6.1 Representations, Warranties and Covenants. All representations and warranties of Seal contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date, and Seal shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                  6.2 Consents. All consents, approvals and waivers from governmental, regulatory, licensing or other authorities and other parties necessary to permit Oakridge and Seal to consummate the transactions contemplated hereby shall have been obtained, unless the failure to obtain same has no material adverse effect.

                  6.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental, regulatory, licensing or other authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seal if the transactions contemplated hereunder are consummated.

                  6.4 Performance. Seal shall have performed and complied, or shall perform and comply simultaneously, in all material respects with the agreements, covenants and conditions required hereunder. Each of the deliveries contemplated by Section 2.2(a) and (c) shall have been satisfied.

                  6.5 Lock-Up Letters. The holders of the Restricted Securities shall have executed and delivered the Lock-Up Letters pursuant to Section 5.7 hereof.

                  6.6 Sale of Class B Common Stock. The purchase and sale of all of the issued and outstanding shares of Seal's Class B Common Stock from First Magnum Corporation to Lauderdale Holdings, Inc. or another person or entity designated by Pearce as contemplated by that certain Stock Purchase Agreement of even date between such parties shall have been consummated.

                  6.7 Services Agreements. The Services Agreements shall have been executed and delivered.

                  6.8 Seal Resignations. Each of the resignations of the officers and directors of Seal shall have been received as contemplated by
Section 1.3 hereof.

                  6.9 Fairness Opinion. A favorable Fairness Opinion shall have been rendered with respect to the transactions contemplated by this Agreement as contemplated by Section 5.10 hereof.

                  6.10 Capital Amendment; Voting. As a result of the consummation of the transactions contemplated hereby, there shall be no restrictions on the ability of Pearce to vote the Seal Shares in favor of the Capital Amendment. The transaction contemplated hereby, including the Capital Amendment, shall be structured such that Pearce is exempt from the requirements of Section 203 of the Delaware General Corporation Law.

                                    ARTICLE 7
                        CONDITIONS TO SEAL'S OBLIGATIONS
                        --------------------------------

                  The obligations of Seal hereunder are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  7.1 Representations, Warranties and Covenants. All representations and warranties of Oakridge contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Oakridge shall have performed in all material respects all agreements and covenants required hereby to be performed by either of them prior to or at the Closing Date.

                  7.2 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental, regulatory, licensing or other authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Oakridge if the transactions contemplated hereunder are consummated.

                  7.3 Performance. Oakridge shall have performed and complied, or shall perform and comply simultaneously, in all material respects with the agreements, covenants and conditions required hereunder, including Section 2.2(b) hereof.

                  7.4 Fairness Opinion. A favorable Fairness Opinion shall have been rendered with respect to the transactions contemplated by this Agreement as contemplated by Section 5.10 hereof.

                  7.5 Services Agreements. The Services Agreements shall have been executed and delivered.

                  7.6 Oakridge Capitalization. There shall have been contributed to the capital of Oakridge and the Oakridge Subsidiaries (including for purposes hereof COCF, the outstanding capital stock of which will be contributed to Oakridge on or before the Closing Date) a minimum of Twenty Million Dollars ($20,000,000) in the aggregate from the inception date of Oakridge (including COCF, as its predecessor) through the Closing Date.


                                    ARTICLE 8
                          ACTIONS BY SEAL AND OAKRIDGE
                           AS OF AND AFTER THE CLOSING
                           ---------------------------

                  8.1 Books and Records. At or promptly following the Closing, Seal shall deliver to Oakridge all books, records and files relating to the business, properties, assets or operations of Seal. Each party (at its expense) shall have the right to inspect and to make copies of the other's relevant books and records at any time during business hours for any proper purpose.

                  8.2 Further Assurances. On and after the Closing Date, each of the parties shall take all appropriate action and execute all documents, instruments or conveyances of any kind or nature which may be reasonably necessary or advisable in the other's opinion to carry out any of the provisions hereof, including, without limitation, placing Oakridge in possession and control of Seal.


                                    ARTICLE 9
                                   TERMINATION
                                   -----------

                  9.1 Termination. This Agreement may be terminated by the mutual consent of the parties or at any time prior to the Closing Date, as follows:

                           (a) Seal shall have the right to terminate this
Agreement:

                                    (i) if the Closing has not occurred by April
30, 1999, other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Seal;

                                    (ii) if transactions contemplated by this
Agreement are enjoined by a final, unappealable court order not entered at the request or with the support of Seal or its affiliates;

                                    (iii) if Oakridge (A) breaches any
representation and warranty or fails to comply with any covenant or agreement contained in this Agreement, and (B) does not cure such breach or failure within ten business days after written notice of such default is given to Oakridge (except that such 10 business day cure period shall not be applicable for a breach which cannot be cured); or

                                    (iv) if the conditions set forth in Article
7 have not been satisfied (unless waived by Seal).

                           (b) Oakridge shall have the right to terminate this
Agreement:

                                    (i) if the Closing has not occurred by April
30, 1999, other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Oakridge;

                                    (ii) if the transactions contemplated by
this Agreement are enjoined by a final, unappealable court order not entered at the request or with the support of Oakridge or any of its affiliates;

                                    (iii) if Seal (A) breaches any
representation and warranty or fails to comply with any covenant or agreement contained in this Agreement, and (B) does not cure such breach or failure within 10 business days after written notice of such default is given to Seal by


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



Oakridge (except that such 10 business day cure period shall not be applicable for a breach which cannot be cured); or

                                    (iv) if the conditions set forth in Article
6 have not been satisfied (unless waived by Oakridge).

                           (c) Any termination of this Agreement pursuant to
this Section 9.1 shall be effective immediately upon delivery of written notice of termination by the terminating party to the other parties hereto.

                  9.2 Effect of Termination. In the event of termination of this Agreement by either Seal or Oakridge as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Seal, Oakridge or their respective officers, managers or directors (except for the last sentence of Section 5.3, which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

                  9.3 Waiver. At any time prior to the Closing Date, the parties hereto may by written agreement (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                  9.4 Limited Termination Fee. In the event that this Agreement is terminated by Seal pursuant to any of subclauses (ii), (iii) or (iv) of
Section 9.1(a) or by Oakridge pursuant to any of subclauses (i), (ii) or (iv) of
Section 9.1(b) (and provided in any of such events Seal is otherwise in compliance with, and not in breach of, its obligations hereunder), then Oakridge shall pay to Seal the sum of Twenty Five Thousand Dollars ($25,000.00) to help defray the costs and expenses of Seal relating to the transactions contemplated by this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS
                                  -------------

                  10.1 Survival of Representations. All statements contained in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be additional representations and warranties of the parties making such disclosure. All representations and warranties shall terminate, and shall not survive, on the Closing Date.

                  10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party hereto; provided, however, Oakridge may assign its rights and obligations hereunder to an entity controlled by, or under


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



common control with, Pearce. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

                  10.3 Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent via commercial courier or telecopier, directed as follows:

         If to Seal:

                  Seal Holdings Corporation
                  125 Worth Avenue, Suite 314
                  Palm Beach, FL  33480
                  Attn:  Thomas M. Ferguson

                  Telephone No. (561) 833-5111
                  Telecopier No. (561) 833-6628

                  With a copy to:

                  Bronson Bronson & McKinnon, LLP
                  505 Montgomery Street
                  San Francisco, CA  94111
                  Attn:  Richard P. Walker, Esq.

                  Telephone No. (415) 986-4200
                  Telecopier No. (415) 982-1394

         If to Oakridge:

                  OH, Inc.
                  5601 North Dixie Highway, Suite 411
                  Fort Lauderdale, FL  33334
                  Attn: Rudy Noriega

                  Telephone No.  (954) 771-5402
                  Telecopier No.  (954) 954.776.5720
                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036
                  Attn:  Stuart Rosow, Esq.

                  Telephone No. (212) 969-3000
                  Facsimile No. (212) 969-2900

                  and

                  Proskauer Rose LLP
                  2255 Glades Road, Suite 340 West
                  Boca Raton, Florida 33431
                  Attn:  Donald E. "Rocky" Thompson, II, Esq.

                  Telephone No.  (561) 241-7400
                  Telecopier No. (561) 241-7145

                  10.4 Expenses. Except as set forth in Section 9.4 and the last sentence of Section 9.2 hereof, each party shall be liable for its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Immediately prior to the Closing, the net liabilities of Seal, including liabilities for fees, costs and expenses relating to this Agreement (but exclusive of contingent liabilities relating to Seal Pending Actions identified on Schedule 3.6 to this Agreement), shall not exceed $50,000.

                  10.5 Choice of Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

                  10.6 Publicity and Filings. Promptly after the execution of this Agreement, Seal shall issue a press release with respect to the Exchange, which press release shall be subject to the prior written approval of Oakridge. Other than such press release, neither party shall issue any other press releases or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party. Seal shall also file a Form 8-K with the SEC with respect to the Exchange.

                  10.7 Confidential Information. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time, if any, as the parties make a public announcement regarding the transaction as provided in Section 10.6. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law.

                  10.8 Entire Agreement; Amendments and Waivers. Except as provided herein with respect to the Confidentiality Agreement, this Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation the Letter of Intent. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  10.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  10.10 Counterparts. This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via telephone facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers hereunto duly authorized, as of the day and year first above written.

                            "SEAL"

                            SEAL HOLDINGS CORPORATION


                            By: /s/ James S. Goodner
                               ---------------------------------------

                            Name: James S. Goodner
                                 -------------------------------------

                            Title: Vice President, Treasurer & Secretary
                                  ------------------------------------


                            "OAKRIDGE"

                             OH, INC.

                            By: /s/ Rudy J. Noriega
                               ---------------------------------------

                            Name: Rudy J. Noriega
                                 -------------------------------------

                            Title: President
                                  ------------------------------------



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